Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2021 Financial Results

Continued Momentum in Aircraft Online and Service Revenue Drive Top and Bottom Line Growth

Successful Completion of Comprehensive Refinancing in April Reduces Annualized Cash Interest Expense by Approximately $70 Million

Raises 2021 Revenue and Adjusted EBITDA Guidance and Provides Free Cash Flow Targets

CHICAGO – May 6, 2021 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended March 31, 2021.

Q1 2021 Highlights

•	Total revenue of $73.9 million increased 4% year-over-year
•

Net loss of $5.9 million from continuing operations compared to a net loss from continuing operations of $9.4 million in Q1 2020, and Adjusted EBITDA(1) of $33.9 million, an increase of 25% from Q1 2020

•	Total ATG aircraft online (“AOL”) grew 3% year-over-year and 2% sequentially to 5,892
•	Total AVANCE units online grew more than 42% year-over-year to 1,900. AVANCE units comprised more than 32% of total AOL as of March 31, 2021, up from 23% as of March 31, 2020

“Gogo’s continued revenue and Adjusted EBITDA growth in the first quarter reflects the ongoing recovery in the business aviation market as more aircraft return online,” said Oakleigh Thorne, Chairman and CEO of Gogo. “Based on our strong first quarter performance and business momentum, we have raised 2021 guidance.”

“Our enhanced financial flexibility and strong cash flow enable us to invest in our planned 5G deployment, which will significantly improve the performance of our proprietary ATG network, and to drive further market penetration of our AVANCE platform,” Thorne said.

First Quarter 2021 Financial Results from Continuing Operations

•

Total revenue of $73.9 million increased 4% compared to Q1 2020, driven by increases in both service and equipment revenue that reflect continuing recovery in the business aviation industry and strong sales of Gogo’s AVANCE platform.

•

Service revenue of $59.4 million increased nearly 3% compared to Q1 2020, due primarily to a 3% increase in AOL and recognition of service revenue from the Network Sharing Agreement with Intelsat. Service revenue increased more than 4% sequentially, due primarily to an increase in AOL.

•	Equipment revenue of $14.5 million increased 10% compared to Q1 2020, due primarily to increased shipments of AVANCE L5 units.
•

Combined engineering, design and development, sales and marketing and general and administrative expenses decreased 26% to $19.6 million from $26.5 million in Q1 2020, due primarily to decreases in general and administrative spending.

•	Adjusted EBITDA of $33.9 million increased 25% from $27.2 million in Q1 2020 and 76% from $19.3 million in Q4 2020.

Comprehensive Refinancing

On April 30, 2021, Gogo completed a comprehensive refinancing transaction, securing a 7-year $725 million Term Loan B bearing interest at LIBOR (with a LIBOR floor of 0.75%) plus 3.75% (the “Term Loan”) and a 5-year $100 million revolving credit facility (the “Revolver”). The Company used the proceeds of the Term Loan and cash on hand to redeem in full the $975 million aggregate principal outstanding of its Senior Secured Notes due 2024 (the "Senior Secured Notes") and pay a redemption premium, accrued interest, and transaction fees and expenses.

In addition, as previously announced, in March and April Gogo entered into separate privately negotiated exchange agreements with certain existing holders of the Company’s 6.00% Convertible Senior Notes due 2022 (the “Convertible Notes”), under which approximately $135 million aggregate principal amount of the Convertible Notes were exchanged for approximately 24 million shares of Gogo common stock. As of May 6, 2021, the Company had approximately 109.6 million shares of common stock outstanding and approximately $103 million aggregate principal amount of the Convertible Notes outstanding.

As a result of these transactions, Gogo has reduced its total debt by $385 million and will realize approximately $70 million in annualized cash interest expense savings. As of May 4, 2021, Gogo had $100 million of cash and cash equivalents, $828 million of total debt outstanding and no amounts outstanding under the Revolver.

“The completion of our comprehensive refinancing transaction has transformed our financial profile by improving our credit rating, reducing our leverage and interest expense, and enhancing our financial and strategic flexibility,” said Barry Rowan, Gogo's Executive Vice President and CFO. “This milestone will accelerate our free cash flow growth and drive value creation.”

Updated 2021 Financial Guidance

•	Total revenue in the range of $310 million to $325 million
•

Adjusted EBITDA in the range of $115 million to $125 million, including approximately $12 million of 5G-related expenses and excluding approximately $4 million of non-recurring separation and migration costs related to the sale of the CA division

•	Capital expenditures in the range of $25 million to $30 million, with the majority tied to Gogo 5G
•	Free cash flow(1) in the range of $10 million to $20 million, including cash interest payments of approximately $71 million

Long-Term Free Cash Flow Target

Reflecting the completion of its comprehensive refinancing transaction, the Company is also now providing a long-term free cash flow target of approximately $100 million for the full-year 2023, following the deployment of the Gogo 5G network in 2022, and significant growth thereafter.

(1)	See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its first quarter conference call on May 6, 2021 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 2187912

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow, in the supplemental tables below. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2021 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity and entertainment services; our reliance on our key OEMs and dealers for equipment sales; our ability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price and performance; the impact of the COVID-19 pandemic and the measures implemented to combat it; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the achievement of the anticipated benefits of the sale of the CA business or our ability to operate as a standalone business; the impact of adverse economic conditions; our ability to develop and deploy Gogo 5G; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the availability of additional ATG spectrum in the United States or internationally; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet; our possession and use of personal information; the extent of expenses or liabilities resulting from litigation; our ability to protect our intellectual property; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; fluctuations in our operating results; the utilization of our tax losses; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021 and our quarterly report on Form 10-Q as filed with the SEC on May 6, 2021.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of March 31, 2021, Gogo reported 1,900 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed, 5,892 aircraft flying with its ATG systems onboard, and 4,614 aircraft with satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2021	2020
Revenue:
Service revenue	$59,355	$57,726
Equipment revenue	14,514	13,201
Total revenue	73,869	70,927

Operating expenses:
Cost of service revenue (exclusive of items shown below)	14,095	11,007
Cost of equipment revenue (exclusive of items shown below)	8,282	8,511
Engineering, design and development	5,493	7,357
Sales and marketing	3,729	4,450
General and administrative	10,373	14,706
Depreciation and amortization	4,117	3,579
Total operating expenses	46,089	49,610
Operating income	27,780	21,317

Other (income) expense:
Interest income	(57)	(578)
Interest expense	29,294	31,143
Loss on extinguishment of debt	4,397	-
Income expense	(5)	(1)
Total other expense	33,629	30,564

Loss from continuing operations before income taxes	(5,849)	(9,247)
Income tax provision	35	141
Net loss from continuing operations	(5,884)	(9,388)
Net loss from discontinued operations, net of tax	(1,801)	(75,390)
Net loss	$(7,685)	$(84,778)

Net loss attributable to common stock per share – basic and diluted:
Net loss from continuing operations	$(0.07)	$(0.12)
Net loss from discontinued operations	(0.02)	(0.93)
Net loss	$(0.09)	$(1.05)

Weighted average number of shares—basic and diluted	84,649	81,205

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$455,152	$435,345
Accounts receivable, net of allowances of $813 and $1,044, respectively	36,232	39,833
Inventories	28,560	28,114
Prepaid expenses and other current assets	9,625	8,934
Total current assets	529,569	512,226

Non-current assets:
Property and equipment, net	61,519	63,493
Intangible assets, net	51,128	52,693
Operating lease right-of-use assets	32,473	33,690
Other non-current assets, net of allowances of $375 and $375, respectively	13,043	11,486
Total non-current assets	158,163	161,362
Total assets	$687,732	$673,588

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$11,322	$11,013
Accrued liabilities	94,134	83,009
Deferred revenue	3,759	3,113
Current portion of long-term debt	-	341,000
Total current liabilities	109,215	438,135

Non-current liabilities:
Long-term debt	1,163,822	827,968
Non-current operating lease liabilities	36,354	38,018
Other non-current liabilities	9,844	10,581
Total non-current liabilities	1,210,020	876,567
Total liabilities	1,319,235	1,314,702

Commitments and contingencies	-	-

Stockholders’ deficit
Common stock	9	9
Additional paid-in capital	1,080,305	1,088,590
Accumulated other comprehensive loss	(912)	(1,013)
Treasury stock, at cost	(98,857)	(98,857)
Accumulated deficit	(1,612,048)	(1,629,843)
Total stockholders’ deficit	(631,503)	(641,114)
Total liabilities and stockholders’ deficit	$687,732	$673,588

Gogo Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	For the Three Months
	Ended March 31,
	2021	2020
Operating activities from continuing operations:
Net loss	$(5,884)	$(9,388)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	4,117	3,579
Loss on asset disposals, abandonments and write-downs	(100)	74
Provision for expected credit losses	15	687
Deferred income taxes	95	45
Stock-based compensation expense	1,849	2,322
Amortization of deferred financing costs	1,703	1,419
Accretion and amortization of debt discount and premium	84	3,326
Loss on settlement of convertible notes	4,397
Changes in operating assets and liabilities:
Accounts receivable	3,586	4,220
Inventories	(446)	(2,196)
Prepaid expenses and other current assets	(375)	(3,872)
Contract assets	(1,886)	(2,558)
Accounts payable	292	6,108
Accrued liabilities	(10,424)	(6,882)
Deferred revenue	646	308
Accrued interest	27,559	26,413
Other non-current assets and liabilities	(654)	285
Net cash provided by operating activities from continuing operations	24,574	23,890

Investing activities from continuing operations:
Purchases of property and equipment	(360)	(150)
Acquisition of intangible assets—capitalized software	(342)	(726)
Net cash used in investing activities from continuing operations	(702)	(876)

Financing activities from continuing operations:
Proceeds from credit facility draw	-	22,000
Repurchase of convertible notes	-	(2,498)
Payment of debt issuance costs	(550)	-
Payments on financing leases	(124)	-
Stock-based compensation activity	(2,646)	(397)
Net cash provided by (used in) financing activities from continuing operations	(3,320)	19,105

Cash flows from discontinued operations:
Cash provided by (used in) operating activities	(748)	14,137
Cash used in investing activities	-	(14,345)
Cash used in financing activities	-	(247)
Net cash used in discontinued operations	(748)	(455)

Effect of exchange rate changes on cash	3	51

Increase in cash, cash equivalents and restricted cash	19,807	41,715
Cash, cash equivalents and restricted cash at beginning of period	435,870	177,675
Cash, cash equivalents and restricted cash at end of period	$455,677	$219,390

Cash, cash equivalents and restricted cash at end of period	$455,677	$219,390
Less: current restricted cash	525	560
Less: non-current restricted cash	-	4,601
Cash and cash equivalents at end of period	$455,152	$214,229

Supplemental Cash Flow Information:
Cash paid for interest	$31	$66

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months
	Ended March 31,
	2021	2020

Aircraft online (at period end)
ATG	5,892	5,713
Satellite	4,614	4,939
Average monthly service revenue per aircraft online
ATG	$3,085	$3,143
Satellite	239	223
Units Sold
ATG	135	125
Satellite	80	56
Average equipment revenue per unit sold (in thousands)
ATG	$78	$77
Satellite	46	60

•

ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•

Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months		% Change
	Ended March 31,		2021 over
	2021	2020	2020

Service revenue	$59,355	$57,726	2.8%
Equipment revenue	14,514	13,201	9.9%
Total revenue	$73,869	$70,927	4.1%

	For the Three Months		% Change
	Ended March 31,		2021 over
	2021	2020	2020

Cost of service revenue (1)	$14,095	$11,007	28.1%
Cost of equipment revenue (1)	$8,282	$8,511	(2.7)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, unaudited)
	For the Three Months Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(7,685)	$845	$(84,778)
Interest expense	29,294	32,192	31,143
Interest income	(57)	(33)	(578)
Income tax provision	35	(362)	141
Depreciation and amortization	4,117	4,049	3,579
EBITDA	25,704	36,691	(50,493)
Stock-based compensation expense	1,849	(475)	2,322
Loss from discontinued operations	1,801	(16,925)	75,390
Loss on settlement of convertible notes	4,397	-	-
Separation costs related to CA sale	145	-	-
Adjusted EBITDA	$33,896	$19,291	$27,219

Free Cash Flow:
Net cash provided by (used in) operating activities (GAAP) (1)	$24,574	$(15,802)	$23,890
Consolidated capital expenditures (1)	(702)	(2,627)	(876)
Free cash flow	$23,872	$(18,429)	$23,014

(1) See unaudited condensed consolidated statement of cash flows

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Full-Year GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)
	2021			2023
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$40	to	$45	$120
Consolidated capital expenditures	(30)	to	(25)	(20)
Free cash flow	$10	to	$20	$100

Definition of Non-GAAP Measures

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense, (iii) loss on settlement of convertible notes and (iv) separation costs related to the sale of CA. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations from Adjusted EBITDA because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on settlement of convertible notes from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We believe it is useful for an understanding of our operating performance to exclude separation costs related to the sale of CA from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity.